Exhibit 99.1

Theriva™ Biologics Reports Second Quarter 2025 Operational Highlights
and Financial Results

- Released positive topline data from the VIRAGE Phase 2b study of VCN-01 (zabilugene almadenorepvec); expanded data to be presented at the European Society for Medical Oncology (ESMO) 2025 Congress in October  -

- VCN-01 demonstrates potential in retinoblastoma with Phase 1 safety and clinical outcome data presented at the American Society of Clinical Oncology (ASCO) 2025 Annual Meeting -

- Cash and cash equivalents of $12.1 millon as of June 30, 2025, expected cash runway into Q1 2026

Rockville, MD, August 11, 2025 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the second quarter ended June 30, 2025, and provided a corporate update.

“We are highly encouraged by the progress we’ve made so far in the first half of 2025,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We have achieved a significant milestone with the positive readout from the Phase 2b VIRAGE trial, where our lead asset VCN-01 (zabilugene almadenorepvec) achieved its primary survival and safety endpoints in metastatic pancreatic cancer patients treated with first-line standard of care chemotherapy gemcitabine/nab-paclitaxel. We are now preparing a study protocol for a potential Phase 3 clinical trial and advancing VCN-01’s manufacturing scale-up using our propietary suspension cell line. Leveraging our clinical and manufacturing momentum, we have also initiated strategic outreach to identify potential partners for VCN-01’s late-stage clinical development.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic Pancreatic Ductal Adenocarcinoma (PDAC):

•	Positive topline results from the VIRAGE Phase 2b trial were announced in May. PDAC patients treated with VCN-01 (zabilugene almadenorepvec) plus gemcitabine/nab-paclitaxel standard-of-care (SoC) chemotherapy had increased overall survival (OS), progression free survival (PFS), and duration of response (DOR) compared to patients treated with gemcitabine/nab-paclitaxel SoC.
•	Theriva hosted a virtual event featuring eminent pancreatic cancer clinician/researchers to review and discuss the data from the VIRAGE trial of VCN-01. To access the replay of the event, click HERE.
•	Theriva and VIRAGE trial investigators participated in an off-site meeting during the American Society of Clinical Oncology (ASCO) 2025 Annual Meeting to review the topline data and discuss the conclusions relevant to the design and execution of a potential Phase 3 clinical trial in metastatic pancreatic ductal adenocarcinoma (PDAC).
•	Expanded data from the VIRAGE trial are to be presented at a mini oral session at the European Society for Medical Oncology (ESMO) 2025 Congress. The presentation entitled “VIRAGE trial: randomized Phase IIb, open-label, study of Nab-Paclitaxel and Gemcitabine with/without intravenous VCN-01 in Patients with Metastatic Pancreatic Cancer (mPDAC)” (abstract 2216MO) is planned to be presented on Monday, October 20, 2025 by Dr. Rocío García-Carbonero, Hospital 12 de Octubre, Madrid, Spain and subsequently reviewed by an invited Discussant.

Retinoblastoma:

•	As previously announced, safety and clinical outcomes of Phase 1 study (NCT03284268) of VCN-01 (zabilugene almadenorepvec) in refractory retinoblastoma patients were presented during a poster session at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois on Saturday, May 31, 2025. The abstract can be viewed here.

Second Quarter Ended June 30, 2025 Financial Results

General and administrative expenses increased to $11.2 million for the three months ended June 30, 2025, from $1.5 million for the three months ended June 30, 2024. This increase of 662% is primarily comprised of the increase in fair value of the contingent consideration adjustment of $9.2 million due to the VIRAGE Phase 2b clinical trial of VCN-01 in PDAC achieving its primary endpoint and increased registration fees. The charge related to stock-based compensation expense was $97,000 for the three months ended June 30, 2025, compared to $114,000 for the three months ended June 30, 2024.

Research and development expenses decreased to $2.0 million for the three months ended June 30, 2025, from approximately $3.0 million for the three months ended June 30, 2024. This decrease of 34% is primarily the result of lower clinical trial expenses related to the Company’s VIRAGE Phase 2b clinical trial of VCN-01 in PDAC, lower indirect cost related to decreased VCN-01 manufacturing costs and lower clinical trial expenses related to its Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, offset by higher patent expenses related to SYN-020. Theriva anticipates research and development expense to increase as it completes its VIRAGE Phase 2b clinical trial of VCN-01 and plans for its potential Phase 3 clinical trial of VCN-01 in PDAC, advances its VCN-01 program in retinoblastoma, expands GMP scale-up manufacturing activities for VCN-01, and continues supporting the Company’s other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $76,000 for the three months ended June 30, 2025, compared to $58,000 related to stock-based compensation expense for the three months ended June 30, 2024.

Other income was $74,000 for the three months ended June 30, 2025 compared to other income of $172,000 for the three months ended June 30, 2024. Other income for the three months ended June 30, 2025 is primarily comprised of interest income of $54,000 and an exchange gain of $20,000. Other income for the three months ended June 30, 2024 is primarily comprised of interest income of $173,000 and exchange loss of $1,000.

Cash and cash equivalents totaled $12.1 million as of June 30, 2025, compared to $11.6 million as of December 31, 2024. The Company expects that its cash position of $9.5 million as of early August 2025, will be able to fund its operations into the first quarter of 2026.

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms, so in most cases it is diagnosed in its late stages (locally advanced non-metastatic or metastatic disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VIRAGE

VIRAGE was a two-arm, Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. Patients were enrolled at 5 sites in the U.S. and 9 sites in Spain. In both the control and VCN-01 (zabilugene almadenorepvec) treatment arms, patients received gemcitabine/nab-paclitaxel standard-of-care chemotherapy in repeated 28-day cycles until disease progression. In the VCN-01 treatment arm only, patients were also administered intravenous VCN-01 seven-days prior to starting the first and fourth cycles of gemcitabine/nab-paclitaxel treatment (study days 1 and ~92 respectively). Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, duration of response, and measures of VCN-01 biodistribution, replication, and immune response. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About Retinoblastoma

Retinoblastoma is a tumor that originates in the retina and is the most common type of eye cancer in children. It occurs in approximately 1/14,000 – 1/18,000 live newborns and accounts for 15% of the tumors in the pediatric population < 1 year old. The average age of pediatric patients at diagnosis is 2, and it rarely occurs in children older than 6. In Europe, retinoblastoma has an estimated incidence rate of 1 per 13,844 live births (14.1 per million children under the age of 5) with approximately 300 children diagnosed per year (Stacey et al. 2021). Preserving life and preventing the loss of an eye, blindness, and other serious effects of treatment that reduce the patient’s life span or the quality of life remains a challenge. In addition, children with retinoblastoma have been more likely to lose their eye and die of metastatic disease in low-resource countries.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding expanded data from the VIRAGE Phase 2b study of VCN-01 being presented at the ESMO 2025 Congress in October; the potential of VCN-01 to treat retinoblastoma; having a cash runway into the first quarter of 2026; preparing a study protocol for a potential Phase 3 clinical trial and advancing VCN-01’s manufacturing scale-up using the Company’s propietary suspension cell line; research and development expenses increasing as the Company completes its VIRAGE Phase 2b clinical trial of VCN-01 and plans for its potential Phase 3 clinical trial of VCN-01 in PDAC, advances its VCN-01 program in retinoblastoma, expands GMP scale-up manufacturing activities for VCN-01, and continues supporting the Company’s other preclinical and discovery initiatives. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability of VCN-01 to have therapeutic benefits and continue to do so in future trials; the Company having a cash runway being able to support its operations into the first quarter of 2026, including expected increases in research and development expenses, and the risk factors that are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other documents filed by the Company from time to time with the SEC, including the Company’s subsequent Quarterly Reports on Form 10-Q filed with the SEC that are incorporated by reference therein. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	June 30, 2025	December 31, 2024
Assets

Current Assets
Cash and cash equivalents	$12,120	$11,609
Tax credit receivable	1,722	3,228
Prepaid expenses and other current assets	901	1,444
Total Current Assets	14,743	16,281

Non-Current Assets
Property and equipment, net	258	270
Restricted cash	46	96
Right of use asset	1,077	1,272
In-process research and development	19,624	17,358
Deposits and other assets	82	75
Total Assets	$35,830	$35,352

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$607	$859
Accrued expenses	9,017	3,368
Accrued employee benefits	759	1,144
Deferred research and development tax credit-current portion	1,343	1,614
Loans payable-current	56	61
Operating lease liability-current portion	612	539
Total Current Liabilities	12,394	7,585

Non-current Liabilities
Non-current contingent consideration	10,160	6,973
Loan Payable - non-current	1,639	92
Non-current deferred research and development tax credit	430	762
Non-current operating lease liability	584	873
Total Liabilities	25,207	16,285

Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Preferred Stock; 10,000,000 authorized; none issued or outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 350,000,000 shares authorized, 9,088,042 issued and 9,059,232 outstanding at June 30, 2025 and 2,811,259 issued and 2,782,449 outstanding at December 31, 2024	8	3
Additional paid-in capital	362,463	355,501
Treasury stock at cost, 28,809 shares at June 30, 2025 and at December 31, 2024	(288)	(288)
Accumulated other comprehensive income (loss)	793	(1,178)
Accumulated deficit	(352,353)	(334,971)
Total Stockholders’ Equity	10,623	19,067

Total Liabilities and Stockholders’ Equity	$35,830	$35,352

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Operating Costs and Expenses:
General and administrative	11,179	1,467	12,628	3,401
Research and development	1,953	2,953	4,921	6,412
Goodwill impairment	—	4,068	—	4,068
Total Operating Costs and Expenses	13,132	8,488	17,549	13,881

Loss from Operations	(13,132)	(8,488)	(17,549)	(13,881)

Other Income/Expense:
Foreign currency exchange (loss) gain	20	(1)	17	(2)
Interest income, net	54	173	150	402
Total Other Income	74	172	167	400

Net Loss	(13,058)	(8,316)	(17,382)	(13,481)
Income tax benefit	—	—	—	—
Net Loss Attributable to Common Stockholders	$(13,058)	$(8,316)	$(17,382)	$(13,481)

Net Loss Per Share - Basic and Dilutive	$(1.93)	$(10.72)	$(3.64)	$(18.45)

Weighted average number of shares outstanding during the period - Basic and Dilutive	6,752,953	775,736	4,778,669	730,826

Net Loss	(13,058)	(8,316)	(17,382)	(13,481)
Gain (loss) on foreign currency translation	1,317	(172)	1,971	(741)
Total comprehensive loss	$(11,741)	$(8,488)	$(15,411)	$(14,222)